Independent Auditors' Consent



To the Shareholders and Board of Directors of Smith Barney Concert Allocation Series Inc.:

We consent to the use of our report dated March 17, 1997 with respect to Smith Barney Concert Allocation Series Inc., incorporated herein by reference, and to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Auditors" in the Statement of Additional Information.







	KPMG Peat Marwick LLP



New York, New York
May 28, 1997